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                                                      Control No. 74110-96

                                  SALES CONTRACT
[LOGO]                         DATED JANUARY 1, 1996



     1.    PARTIES.

Shell: SHELL CHEMICAL COMPANY, for itself and as agent for SHELL OIL COMPANY ("Seller"), P. O. Box 2463, Houston, TX 77252-2463, facsimile no. 713-241-6465.

Buyer: ULTRAFEM, INC., 500 Fifth Avenue, Suite 3620, New York, NY 10110 facsimile no. 212-575-5741

                                                       Minimum
                        Annual                         Shipment      Price
     2.    PRODUCT     Quantity       FOB Point        Quantity    (Per Unit)
                    (thousand lbs.)
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     KRATON(R)
     Compound                        Seller's Shipping  See (1)     See (1)
     Grades:(2)                      Location           below.      below.
     -------

     GRP 6571       1996:     122.2
                    1997:     620.4
                    1998:   1,475.8

     GRP 6582       1996:     527.8
                    1997:   2,679.6
                    1998:   6,374.2

     -------------------------------------------------------------------------

     (1) - For full truck loads delivered east of the Rockies, the price will be $2.21/lb., freight prepaid from Seller's shipping location. ($0.03/lb. will be added for full truck load shipments delivered west of Rockies). For less than full truck loads, the price will be $2.21/lb. plus standard differential per Seller's pricing policy, freight collect. An additional charge of $0.05/lb. will be added for GRP 6582-3075, as described on Exhibit B.

     (2) - See Exhibit B, "Product Description".


     3. PERIOD. The period of this Contract will begin on January 1, 1996 and end on December 31, 1998, but will continue from year-to-year thereafter, subject to termination on such ending date or on any date thereafter by either party giving the other at least one hundred eighty (180) days prior written notice.

     4. PRICE AND PAYMENT TERMS. Price is subject to change by Seller from time to time on at least fifteen (15) days' notice.

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Seller may institute or withdraw a Temporary Voluntary Allowance (TVA) or other similar competitive allowance off the then current contract price without notice and the institution or withdrawal of such an allowance will not be deemed a change in price. Any tax (other than on income), duty or other governmental charge now or hereafter imposed on the Product or on any raw material used in manufacturing the Product (or on Seller, or required to be paid or collected by Seller, by reason of the manufacture, transportation, sale or use of such Product or raw material) will be paid by Buyer in addition to the price. If Seller is prevented by law, regulation or governmental action from increasing or continuing any price already in effect under this Contract, Seller may terminate this Contract on ninety (90) days written notice. If Buyer gives satisfactory evidence that it can purchase a product of like quality and quantity produced in the United States (including its territories or possessions) at a lower price and under terms and conditions similar to those of this Contract and Seller elects not to meet the lower price, all quantities actually purchased by Buyer at the lower price will be deducted from the applicable remaining quantity obligation. If Seller elects to meet the lower price, Seller may withdraw its lower price on notice or immediately upon termination of the competitive lower price.

Payment terms are net thirty (30) days from date of invoice.

     5. QUANTITY LIMITATION. During each year of the contract period, Buyer will purchase the specified Annual Quantity or, if Buyer's requirements are reduced, an annual quantity that bears the same ratio to the reduced requirements as the specified Annual Quantity bore to Buyer's estimated total requirements as of the date the Contract was executed. On or before the 15th day of the month preceding each calendar quarter, Buyer shall provide Seller with quarterly forecasts for expected Product needs for planning purposes. In addition to Seller's right to apportion in an event excusing performance (as provided in Article 8 below), Seller shall also have the right to limit the quantity of Products to be supplied to Buyer as follows:

     A. during the first three (3) years of the Period, Seller may limit the quantity of Product(s) to be supplied in any month to one-third (1/3) of the quarterly amount forecasted for the relevant calendar quarter by Buyer; or

     B. after the first three (3) years of the Period, Seller may limit the quantity to be supplied in any month to one-twelfth (1/12) of the Annual Quantity or, after the initial ninety (90) days of each Contract year, the average of the monthly quantities shipped during the expired months of that Contract year.

     6. SHIPMENTS. Seller will select the origin of shipment and the carrier. The quantity of all bulk rail and truck shipments will be determined by Seller by outage tables with corrections for temperature or by weighmaster's certificate as appropriate and Seller's quantity determination will govern. Buyer will promptly unload each shipment at its own risk and expense, including any demurrage or detention charges.

     7. WARRANTIES. Seller warrants that each Product will meet specifications designated as such in Exhibit A hereto. Shell warrants that it will comply with all applicable laws and governmental rules, regulations and orders. SHELL MAKES NO OTHER WARRANTIES, WHETHER OR MERCHANTABILITY, FITNESS OR OTHERWISE, AND NONE WILL BE IMPLIED.

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     8.    EXCUSES FOR NONPERFORMANCE. Either Seller or Buyer will be excused from the sale or purchase obligations of this Contract to the extent that performance is delayed or prevented by any circumstance (except financial) reasonably beyond its control or by fire, explosion, mechanical breakdown, strikes or other labor trouble, plant shutdown, unavailability of or interference with the usual means of transporting the Product or compliance with any law, regulation, order, recommendation or request of any governmental authority. In addition, Seller will be so excused in the event it is unable to acquire from its usual sources and on terms it deems to be reasonable, any material necessary for manufacturing the Product. If, because of such circumstances, there should be a shortage of Product from any of the Seller's sources, Shell will not be obligated to purchase Product in order to perform this Contract and may apportion its available Product among all its customers and its own internal uses in such manner as Seller finds fair and reasonable; provided, however, that Seller will not be obligated to apportion or otherwise make available to Buyer Product which Shell obtains by purchase or exchange for their own internal uses. Quantities of Product consequently not shipped will be deducted from the applicable remaining quantity obligation unless the Parties agree otherwise.

     9. SAFETY AND HEALTH COMMUNICATIONS. Seller will furnish to Buyer Material Safety Data Sheets which include health, safety and other hazard communication information on Product consistent with the Occupational Safety and Health Administration's Hazard Communications Standard. Seller will also furnish other health or safety information as available. Buyer will disseminate appropriate health and safety information to all persons Buyer foresees may be exposed to Product (including but not limited to Buyer's employees, contractors and customers). If Product is further processed, mixed or incorporated into another product, Buyer will likewise disseminate appropriate health and safety information to all persons Buyer foresees may be exposed.

     10. LIABILITIES AND INDEMNITY. Seller expressly disclaims any expertise or other special knowledge with regard to Buyer's intended applications for utilizing Seller's Products and enters into this Contract on the condition that Buyer assumes all responsibility for determining suitability of same. Buyer expressly acknowledges that in selecting Seller's Products for use in the manufacture of its products, Buyer has made its own evaluation concerning the use of Seller's Products and has not relied on any representation by any employee or agent of Shell Chemical Company, Shell Oil Company, or any of their affiliates, parents and subsidiaries to determine the suitability of Seller's Product for use in Buyer's applications. BUYER ACKNOWLEDGES THAT IT IS SOLELY RESPONSIBLE FOR INDEPENDENTLY DETERMINING SUCH SUITABILITY AND THAT BUYER IS RELYING SOLELY ON ITS OWN STUDIES, DATA AND OTHER RELEVANT INFORMATION TO DETERMINE WHETHER BUYER'S PRODUCTS AND THE MATERIALS CONTAINED THEREIN (INCLUDING SELLER'S PRODUCTS) ARE SAFE AND EFFECTIVE FOR BUYER'S APPLICATIONS.

To the maximum extent permitted by applicable law, Buyer shall defend, indemnify and hold harmless Shell Chemical Company, Shell Oil Company, their affiliated, parent and subsidiary companies (inclusive of the directors, officers and employees of each) against any loss, damage, claim, suit, liability, judgment, and expense (including but not limited to reasonable attorneys' fees and costs of litigation), and any fines, penalties and assessments, arising out of bodily or personal injury, disease or death of persons, damage to or loss of any property or violation of the applicable law of any governmental authority which in any way arises, directly or indirectly, out of Buyer's use of Seller's Products, Buyer's marketing and sales of its products, or use by any person of

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Buyer's products; provided, however, that such indemnification obligation shall not apply to the extent such loss, damage, claim, suit, liability, judgment, or expense arises out of Seller's failure to meet specifications.

Seller shall have the right, but not the duty, to participate in the defense of any such claim or suit with attorneys of its own selection (at Seller's sole expense) without relieving Buyer of any obligations hereunder.

The obligations, indemnities and liabilities assumed by Buyer under this Article shall not be limited by any provisions or limits of insurance required in Article 11 below and shall survive the termination of this Contract.

If it is judicially determined that any of the indemnity obligations (which Buyer agrees shall be supported by insurance) under this Article or the insurance obligations under Article 11 below are invalid, illegal or unenforceable in any respect, the parties agree that said obligations shall be automatically amended to conform to the maximum monetary limits and other provisions in the applicable law for so long as such law is in effect.

11. INSURANCE. Buyer shall maintain at all times (beginning with the first date of commercial manufacture of Buyer's products), at Buyer's expense and with insurers satisfactory to Shell, General Liability Insurance (to be inclusive of Product Liability coverage for Buyer's products and potential defects therein) for bodily and personal injury and property damage, combined limit of $5,000,000 (five million dollars) per occurrence. Whenever requested by Shell, Buyer shall furnish evidence satisfactory to Shell that such insurance is in effect. To the maximum extent permitted by law, and without in any way limiting Buyer's obligations, indemnities or liabilities as set out elsewhere in this Contract, all insurance policies maintained by Buyer as described above as well as any other applicable insurance maintained by Buyer shall name Shell Oil Company, Shell Chemical Company, and their affiliated, parent and subsidiary companies (inclusive of the officers, directors and employees of each) as additional insureds with respect to the applicable insurance coverage. The policies shall also contain a waiver of subrogation in favor of those same parties. All such policies shall be regarded as primary insurance underlying any other insurance (including any insurance maintained by Shell) and shall not be limited by the liability and indemnity provisions contained elsewhere in this Contract.

12. CLAIMS AND LIMITATIONS. Neither Shell nor Buyer will have any liability to the other for any claim (except for indebtedness of Buyer to Seller) arising out of or in connection with this Contract unless claimant gives the other Party notice of the claim, setting forth fully the facts on which it is based, within ninety (90) days of the date such facts were discovered or reasonably should have been discovered. Shell's liability for defective or nonconforming Product, whether or not based on negligence, will not exceed the purchase price of the Product involved in the claim. Except as may be otherwise expressly provided herein, NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

13. RESTRICTIONS.

    A. USE OF SHELL MARKS. Buyer agrees that it will not utilize the tradename "SHELL" or any trademarks (including, but not limited to, "KRATON"), service marks, logos, emblems, trade dress or similar identifying

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characteristics pertaining to Shell Chemical Company, Shell Oil Company, or any of their affiliated, parent or subsidiary companies in conjunction with the marketing, advertising, promotion, sale, branding or display of Buyer's products.

    B. USE OF SHELL PRODUCT. Buyer agrees that it will utilize the Products purchased hereunder exclusively for manufacture of the basic Ultrafem Softcup product, and not for commercial production of a contraceptive version, disease prevention/protection version or any other enhanced or multiple-purpose version of the basic Softcup, unless Buyer obtains the prior express, written consent of Shell.

14. RECORDS OF PRODUCT COMPLAINTS. For Shell's information only, Buyer agrees to send to Shell, promptly after receipt by Buyer, copies of any written complaints (and summaries of verbal complaints) received by Buyer from users of its products and to keep Shell advised of the status of corrective actions taken by Buyer in response to such complaints.

Shell agrees to hold such information in strictest confidence and will not disclose it to any third party without Buyer's express consent, except to the extent such disclosure is required by law or legal process, or requested by any governmental entity having the legal authority to compel disclosure.

15. CONFIDENTIALITY. Seller agrees not to disclose Buyer's formulations for GRP 6571 and GRP 6582 to any third party (including third parties engaged in the manufacture of female hygiene products) and not to use the same except to supply Buyer, in each case for a period of five (5) years from the contract date, after which period Seller's obligation of non-use shall cease. Buyer agrees that Seller may thereafter treat GRP 6571 and GRP 6582 in the same manner as Seller treats its own proprietary and confidential information.

However, during the period of Seller's obligation of non-disclosure and non-use, if Buyer's formulations are publicly disclosed by Buyer or any other entity having the right to disclose same, Seller's obligation shall cease immediately upon such disclosure.

16. REMEDIES. If Buyer fails to continuously maintain insurance as provided under Article 11 above or utilizes an identifying characteristic in breach of
Article 13 above, Seller may, in addition to any other remedies, terminate this Contract without liability to Buyer, such termination to become effective upon receipt of written notice by Buyer. If Buyer fails to pay any indebtedness to Seller when due, Seller may, in addition to any other remedies, suspend shipments and/or change terms of payment immediately with written notice to Buyer. In addition, Seller may send Buyer written demand for payment and if payment (or other mutually agreed disposition) is not made within thirty (30) days of Buyer's receipt of such notice, Seller may terminate this Contract effective at any time upon or after expiration of said thirty (30) day period. Buyer's obligation to perform will not be limited by any previous waiver by Seller.

In addition to the foregoing, if at any time during the Period of this Contract Shell reasonably concludes that (based on credible information available to Shell) the continuation of supply of Products to Buyer poses an unreasonable risk of significant financial exposure to Shell, Shell may terminate this Contract effective sixty (60) days after receipt of written notice by Buyer. Shell will


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use best efforts to assist Buyer's transition to an alternate supply of material in substitution of Seller's Products.

17. NOTICES. Notice by either Shell or Buyer will be made only by facsimile or similar electronic transmission, effective at the time sent to the number set out in Article 1 with confirmation, or by letter or telegram addressed to the other Party at its address in Article 1 and will be considered given as of the time it is sent by facsimile transmission or deposited with the U.S. Postal Service or the telegraph company, postage or charges prepaid.

18. GOVERNING LAW. THIS CONTRACT WILL BE INTERPRETED AND THE RIGHTS, OBLIGATIONS AND LIABILITIES OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

19. ASSIGNABILITY. Neither this Contract (including all rights, duties and obligations hereunder) nor any claim against Shell or Buyer arising directly or indirectly out of or in connection with this Contract will be assignable by Shell or Buyer or by operation of law, without the prior written consent of the other Party, such consent not to be unreasonably withheld. However, notwithstanding the above, Seller shall have the right to assign this Contract to an affiliate or to a wholly-owned subsidiary of Seller without the consent of Buyer.

20. ENTIRETY AND RELEASE. This Contract, as of the beginning date of its Period, contains the complete and exclusive agreement of Shell and Buyer concerning the Product identified in Article 2, merges and supersedes all prior understandings and representations (oral or written) and terminates all prior contracts between Shell and Buyer concerning the same product. Except for any indebtedness or indemnity obligation of Buyer to Seller, each releases the other from all claims arising in connection with any such prior contract. Neither this Contract nor any agreement supplementing or amending this Contract (including any purchase order or other document issued by Buyer) will be binding unless signed by the Parties, and performance prior to such execution will not constitute a waiver of this requirement.

EFFECTIVE ONLY if signed by Buyer and returned within thirty (30) days of the contract date, and then signed by Seller. Any shipment of Product made during the period of this Contract, but prior to execution, will be deemed to have been made under the terms hereof.

ULTRAFEM, INC.                        SHELL CHEMICAL COMPANY

By Audrey Contente                    By James H. Johnson
   ------------------------              -----------------------------
Title Senior Vice President           Title General Manager-Elastomers
      ---------------------                 --------------------------
Date February 23, 1996                Date February 29, 1996
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